As filed with the Securities and Exchange Commission on February 26, 2024

Registration No. 333-274590

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-274590

UNDER THE SECURITIES ACT OF 1933

RayzeBio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-4388509
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5505 Morehouse Drive, Suite 300 San Diego, CA, 92121	92121
(Address of Principal Executive Offices)	(Zip Code)

RayzeBio, Inc. 2020 Equity Incentive Plan
RayzeBio, Inc. 2023 Equity Incentive Plan
RayzeBio, Inc. 2023 Employee Stock Purchase Plan
 (Full titles of the plans)

Kimberly M. Jablonski
Vice President and Secretary
RayzeBio, Inc.
5505 Morehouse Drive, Suite 300
San Diego, CA 92121
(619) 937-2754
(Name, address, and telephone number of agent for service)

Copies to:

Catherine J. Dargan, Esq. Michael J. Riella, Esq. Kerry S. Burke, Esq. Kyle Rabe, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 +1 (202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

RayzeBio, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission this post-effective amendment (the “Post-Effective Amendment”) to deregister all shares of common stock, $0.0001 par value per share, of the Registrant (the “Shares”), previously registered under the following Registration Statement on Form S-8 (the “Registration Statement”), together with any and all other securities registered thereunder:

•
Registration Statement No. 333-274590, filed on September 19, 2023, relating to the registration of 4,265,154 Shares under the Registrant’s 2020 Equity Incentive Plan, 7,271,588 Shares under the Registrant’s 2023 Equity Incentive Plan, and 600,000 Shares under the Registrant’s 2023 Employee Stock Purchase Plan.

On February 26, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 25, 2023 (the “Merger Agreement”), by and among the Registrant, Bristol-Myers Squibb Company, a Delaware corporation (“Parent”) and, by way of a joinder dated as of December 26, 2023, Rudolph Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration the Shares registered but remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Shares. After giving effect to this Post-Effective Amendment, there will be no remaining Shares registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, New Jersey, on February 26, 2024.

RAYZEBIO, INC.

By:	/s/ Kimberly M. Jablonski
Name:	Kimberly M. Jablonski
Title:	Vice President and Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.